Exhibit 99.1

NEWS RELEASE

November 4, 2004

FOR RELEASE AT 6:00 A.M. EST THURSDAY, NOV. 4, 2004

NWN REPORTS RESULTS FOR QUARTER, NINE MONTHS ENDED 9/30/04

PORTLAND, Ore. – Northwest Natural Gas Company (NYSE: NWN), dba NW Natural, announced today a consolidated loss applicable to common stock of $8.3 million, or 30 cents per diluted share, for the quarter ended Sept. 30, 2004, compared to a loss of $6.5 million or 25 cents per diluted share for the equivalent period a year earlier.

While a third quarter loss is customary for NW Natural, reflecting low summertime use of natural gas, rate redesign in the 2003 Oregon general rate case also moved more margin revenue into the heating season, reducing results in the second and third quarters compared to prior years.

“The results for the quarter were in line with our expectations considering the results cover the summer months when gas usage is low,” said Mark S. Dodson, president and chief executive officer. “In addition, the quarter was marked by stronger than expected commercial and industrial margins, solid customer growth, and completion of the Company’s South Mist Pipeline Extension more than a month early.”

Recent highlights include:

•	Completion of the 62-mile South Mist Pipeline Extension (SMPE), which was placed into service and approved for recovery in rates;

•	Approval of Purchased Gas Adjustment (PGA) filings in Oregon and Washington;

•	Contracted gas supplies for the 2004-2005 heating season;

•	Continued strong customer growth at 3.2 percent over the past 12 months;

•	Stronger margins in the commercial and industrial sectors;

•	Declaration of a quarterly dividend of 32.5 cents per share, making 2004 NW Natural’s 49th consecutive year of increases in annual dividends paid;

•	Confirmation of earnings per share estimate for 2004 of $1.75 to $1.90.

Third Quarter Detail

NW Natural’s results from gas utility operations in the third quarter were a loss of $9.4 million, equivalent to 34 cents per diluted share, compared to a loss of $7.8 million or 30 cents per diluted share in the third quarter of 2003. The rate increases approved in NW Natural’s Oregon general rate case in late 2003 were applied predominantly to the temperature-sensitive residential and commercial customer classes, whose consumption patterns are seasonal, so the resulting revenue increases will occur to a greater extent in the first and fourth calendar quarters of each year than in the second and third quarters. About 92 percent of the Company’s revenues come from Oregon customers.

Utility gas deliveries in the third quarter were 185 million therms, an increase of about 7 percent from last year. Sales to residential and commercial customers were 53 million therms, up 10 percent from last year, reflecting continued strong customer growth and cooler weather, while sales and transportation deliveries to industrial customers were 132 million therms, up 6 percent from last year.

Utility sales margin in the third quarter from the residential and commercial markets was $35.8 million, 14 percent higher than last year, reflecting rate increases and higher sales. Margin from the industrial market was $10.1 million, 16 percent higher than last year, reflecting the economic recovery in the industrial manufacturing sector, partially offset by rate design changes in Oregon.

Rate increases approved by regulators in NW Natural’s Oregon and Washington general rate cases, effective in October 2003 and July 2004 respectively, contributed an estimated $2.5 million in margin to the results for the third quarter of 2004. These increases included rate recovery for the first 11.7 miles of the pipeline extension that brings gas from NW Natural’s Mist storage field to the Portland metropolitan area. The remainder of this pipeline, completed in September, is now covered in rates and will contribute additional revenue beginning in the fourth quarter of 2004.

Under its PGA tariff in Oregon, NW Natural absorbs 33 percent of any excess cost of gas, or retains 33 percent of any savings, both as compared to the gas commodity prices built into rates. The Company also has an off-system gas sales program under which it shares margins realized from its sales in the off-system market of natural gas that was under contract with suppliers, but was not required for delivery to core market customers. NW Natural’s share of the costs and margins realized from its gas commodity and off-system gas sales programs in the third quarter of 2004 resulted in a nominal margin loss of less than 1 cent per diluted share of earnings. The equivalent result in the third quarter of 2003 was a gain from shared savings and margins of $0.5 million, equivalent to about 1 cent per diluted share of earnings.

NW Natural earned $0.6 million (after tax and revenue sharing) from its gas storage business segment in the third quarter of 2004. These earnings were equivalent to 2 cents per diluted share, compared to earnings from storage services of $1.0 million or 4 cents per diluted share in the third quarter of 2003. The Company provides interstate gas storage services to customers in the interstate market from its Mist gas storage field, using storage capacity that has been developed in advance of core utility customers’ requirements. Results from this segment also include earnings from a contract with an independent energy trading company that seeks to optimize the use of NW Natural’s assets.

NW Natural earned $0.5 million, or 2 cents per diluted share, from other non-utility activities in the third quarter of 2004, compared to $0.3 million, or 1 cent per diluted share, in the third quarter or 2003.

Nine-Month Results

The Company’s earnings applicable to common stock for the nine months ended Sept. 30, 2004, were $23.6 million, or 88 cents per diluted share, compared to earnings of $24.0 million, or 93 cents per diluted share, in the first nine months of 2003. Average shares of common stock outstanding were approximately 5 percent higher in the first nine months of 2004, primarily reflecting a public offering of common stock in April 2004.

Utility gas deliveries in the first nine months of 2004 were 792 million therms, an increase of 42 million therms, or about 6 percent, from last year. Sales to residential and commercial customers were 378 million therms, about the same as last year, while sales and transportation deliveries to industrial customers were 414 million therms, up about 11 percent. Industrial deliveries were aided by improving economic conditions in the industrial sector. Weather in the first nine months of 2004 was 10 percent warmer than average and 4 percent warmer than last year. NW Natural served about 582,000 customers at September 30, 2004, representing customer growth of 3.2 percent over the past 12 months.

NW Natural’s “Conservation Tariff,” approved by the Public Utility Commission of Oregon (OPUC) effective Oct. 1, 2002, was designed to recover lost margin due to changes in residential and commercial customers’ consumption patterns. The tariff is a partial decoupling mechanism that breaks the link between the Company’s earnings and the quantity of energy consumed by its customers, so the Company does not have an incentive to discourage customers’ conservation efforts.

The Conservation Tariff contains two components. The first, a “price elasticity” factor, adjusts for increases or decreases in consumption attributable to annual changes in commodity costs or periodic changes in the Company’s general rates. The second is a conservation adjustment calculated on a monthly basis to account for deviations in expected volumes. Additional

Company revenues or credits to customers produced by the conservation adjustment are booked to a deferral account that is reconciled as part of the Company’s annual PGA.

The “price elasticity” adjustment increased utility margin by $1.4 million for the twelve months covered by the September 2003 Oregon PGA filing and will result in an increase of $5.8 million for the twelve months covered by the PGA adjustment approved in September 2004.

Margin for the first nine months of 2004 from NW Natural’s conservation adjustment in Oregon was reduced by $1.2 million, equivalent to approximately 3 cents per diluted share. Margin contribution from the deferral adjustment was $3.0 million, equivalent to 7 cents per diluted share, in the first nine months of 2003.

The Company’s weather adjusted rate mechanism – “WARM” – contributed $6.1 million of margin through the first nine months of 2004, equivalent to about 14 cents per diluted share, largely offsetting the effects of warmer than normal weather. WARM applies to meter readings of participating Oregon customers taken between November 15 and May 15 and so is not reflected in customer bills during the third quarter.

NW Natural’s share of the savings and margins realized from the gas commodity and off-system gas sales programs under its PGA tariff contributed $0.4 million of margin in the first nine months of 2004, equivalent to 1 cent per diluted share of earnings. The equivalent result in the first nine months of 2003 was $5.3 million of margin, equivalent to 12 cents per diluted share of earnings.

Operations and maintenance expenses for the first nine months of 2004 were up $4.1 million, or approximately 6 percent, over last year. These increased costs mainly reflect higher payroll and payroll related expenses, slightly higher bad debt expense and higher administrative expenses relating to the Sarbanes-Oxley Act of 2002. These costs are largely covered by increases approved in general rate cases completed in Oregon in 2003 and Washington in 2004.

NW Natural earned $2.1 million after tax and revenue sharing from its gas storage business segment in the first nine months of 2004, equivalent to 8 cents per diluted share, compared to earnings from the gas storage segment of $3.4 million or 13 cents per diluted share in the first nine months of 2003. Large regional differences in weather and pipeline transportation capacity created unique market conditions in 2003. While the Company remains positioned to take advantage of such market anomalies, the Company believes that 2004 results from its gas storage segment more closely reflect normal conditions.

Updated Outlook for 2004

NW Natural confirms its prior estimate that its results for the fiscal year ending December 31, 2004 will be earnings in the range of $1.75 to $1.90 per share.

NW Natural’s earnings guidance for the balance of 2004 reflects the estimated impact of approved rate increases and assumes average weather conditions. The Company’s estimate for its 2005 earnings per share will be provided in December 2004, following completion of its formal budgeting process.

Dividends Declared

The Board of Directors of NW Natural has declared a quarterly dividend of 32.5 cents per share on the Company’s common stock. The dividends will be paid on November 15, 2004 to shareholders of record on October 29, 2004.

Conference Call Arrangements

As previously reported, NW Natural will conduct a conference call and Webcast starting at 9:30 a.m. EST (6:30 a.m. Pacific Time) on November 4 to review the Company’s third quarter and year-to-date financial results as well as its guidance for the balance of 2004.

To hear the conference call live, please call 800.510.0178, or 617.614.3450 for callers outside the United States. Participants will be asked for their name, company name, phone number, the name of the conference they will be joining (“NW Natural”) and the participant passcode (35982947). A replay of the call will be available two hours after completion of the conference call on November 4 and until Thursday, November 18. To access the recording, call 888.286.8010 and enter the conference identification number 69345601.

To hear the conference by Webcast, log on to NW Natural’s corporate Website at www.nwnatural.com and select the Webcast icon on the home page. A replay of the Webcast will be available two hours after the conference concludes.

Forward Looking Statements

This report and other presentations made by the Company from time to time may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and other statements that are other than statements of historical facts. The Company’s expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis. However, each such forward-looking statement involves uncertainties and is qualified in its entirety by reference to the following important factors, among others, that could cause the actual results of the Company to differ materially from those projected in such forward-looking statements: (i) prevailing state and federal governmental policies and regulatory actions, including those of the OPUC, the WUTC and the U.S. Department of Transportation’s Office of Pipeline Safety, with respect to allowed rates of return, industry and rate structure, purchased gas cost and investment recovery, acquisitions and dispositions of assets and facilities, operation and construction of plant facilities, the maintenance of pipeline integrity, present or prospective wholesale and retail competition, changes in tax laws and policies and changes in and compliance with environmental and safety laws, regulations and policies; (ii) weather conditions and other natural phenomena; (iii) unanticipated population growth or decline, and changes in market demand caused by changes in demographic or customer consumption patterns; (iv) competition for retail and wholesale customers; (v) market conditions and pricing of natural gas relative to other energy sources; (vi) risks relating to the creditworthiness of customers and suppliers; (vii) risks relating to dependence on a single pipeline transportation provider for natural gas supply; (viii) risks resulting from uninsured damage to Company property, intentional or otherwise; (ix) unanticipated changes that may affect the Company’s liquidity or access to capital markets; (x) the Company’s ability to timely complete its assessment and, if necessary, remediation of internal controls over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act of 2002; (xi) unanticipated changes in interest or foreign currency exchange rates or in rates of inflation; (xii) economic factors that could cause a severe downturn in certain key industries, thus affecting demand for natural gas; (xiii) unanticipated changes in operating expenses and capital expenditures; (xiv) unanticipated changes in future liabilities relating to employee benefit plans; (xv) capital market conditions, including their effect on pension costs; (xvi) competition for new energy development opportunities; (xvii) potential inability to obtain permits, rights of way, easements, leases or other interests or other necessary authority to construct pipelines, develop storage or complete other system expansions; and (xviii) legal and administrative proceedings and settlements. All subsequent forward-looking statements, whether written or oral and whether made by or on behalf of the Company, also are expressly qualified by these cautionary statements.

Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for the Company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

In addition to presenting results of operations and earnings amounts in total, NW Natural has expressed certain measures in this press release in cents per share on a diluted basis. These amounts reflect factors that directly impact the Company’s earnings. NW Natural believes this per share information is useful because it enables readers to better understand the impact of these factors on its earnings.

PRESS CONTACT:	Steve Sechrist
503/226-4211 Ext. 3517

INVESTOR CONTACT:	James Boehlke
503/721-2451
503/226-4211 Ext. 2451

NORTHWEST NATURAL GAS COMPANY

Financial Highlights

(Unaudited)

Third Quarter - 2004

(Thousands, except per share amounts)	3 Months Ended Sept. 30,		9 Months Ended Sept. 30,		12 Months Ended Sept. 30,
	2004	2003	2004	2003	2004	2003
Gross Operating Revenues	$81,441	$69,481	$445,550	$393,509	$663,297	$575,732
Cost of Sales	41,958	30,016	241,404	196,907	367,687	296,875

Net Operating Revenues	39,483	39,465	204,146	196,602	295,610	278,857
Operating Expenses:
O&M	24,507	22,801	74,324	70,203	100,541	93,236
Other Taxes	7,268	6,719	27,252	24,886	37,491	33,327
D&A	14,212	13,556	42,031	40,060	56,220	53,517

Total Operating Expenses	45,987	43,076	143,607	135,149	194,252	180,080

Operating Income (Loss)	(6,504)	(3,611)	60,539	61,453	101,358	98,777
Other Income	1,644	771	2,109	1,535	2,724	824
Interest Charges - Net	8,774	8,426	26,482	26,498	35,083	35,252
Income Tax Expense (Benefit)	(5,349)	(4,720)	12,555	12,170	23,725	21,684

Net Income (Loss) from Operations	(8,285)	(6,546)	23,611	24,320	45,274	42,665
Preferred and Preference Dividends	—	—	—	294	—	807

Earnings (Loss) Applicable to Common Stock	$(8,285)	$(6,546)	$23,611	$24,026	$45,274	$41,858

Common Shares Outstanding:
Average for Period	27,373	25,777	26,868	25,692	26,623	25,658
End of period	27,418	25,849	27,418	25,849	27,418	25,849

Earnings (loss) per Share:
Basic	$(0.30)	$(0.25)	$0.88	$0.94	$1.70	$1.63
Diluted	$(0.30)	$(0.25)	$0.88	$0.93	$1.69	$1.62

Dividends Paid Per Share	$0.325	$0.315	$0.975	$0.945	$1.30	$1.26
Book Value Per Share - end of period	$20.00	$18.89	$20.00	$18.89	$20.00	$18.89
Market Closing Price - end of period	$31.73	$29.00	$31.73	$29.00	$31.73	$29.00

Balance Sheet Data (at end of period):
Total assets	$1,674,653	$1,465,509	$1,674,653	$1,465,509	$1,674,653	$1,465,509
Common Stock Equity	$548,324	$488,390	$548,324	$488,390	$548,324	$488,390
Long-term debt and redeemable preferred stock (including amounts due in one year)	$499,906	$458,472	$499,906	$458,472	$499,906	$458,472

Operating Statistics:
Total Customers-end of period	582,457	564,488	582,457	564,488	582,457	564,488

Gas Deliveries (therms)
Res. & Comm. Customers	52,762	47,952	378,199	378,171	581,918	566,996
Industrial Firm	13,191	11,155	45,858	37,676	63,496	50,917
Industrial Interruptible	23,299	13,087	70,655	25,075	93,574	28,592
Transportation	95,919	101,158	297,486	309,234	402,806	429,958

Total	185,171	173,352	792,198	750,156	1,141,794	1,076,463
Gas Revenues
Res. & Comm. Customers	$57,301	$48,190	$363,940	$329,447	$553,816	$492,010
Industrial Firm	9,049	6,778	30,602	22,463	41,717	30,339
Industrial Interruptible	11,437	6,421	34,472	12,364	45,769	14,135
Transportation	3,129	3,857	9,580	14,710	12,832	20,863
Other revenues	(858)	2,084	2,073	7,331	2,202	8,907

Total	$80,058	$67,330	$440,667	$386,315	$656,336	$566,254

Cost of gas sold	$41,943	$29,998	$241,359	$196,866	$367,621	$296,825
Net operating revenues (utility margin)	$38,115	$37,332	$199,308	$189,449	$288,715	$269,429

Degree Days
Normal (25-year average)	91	97	2,620	2,633	4,222	4,244
Actual	76	43	2,352	2,456	3,848	3,964
Colder (warmer) than normal	-16%	-56%	-10%	-7%	-9%	-7%

Northwest Natural Gas Company

Consolidated Balance Sheets (unaudited)

(Thousands)

	Sept. 30, 2004	Sept. 30, 2003	Dec. 31, 2003

Assets:
Plant and property:
Utility plant	$1,765,461	$1,623,711	$1,657,589
Less accumulated depreciation	498,286	459,207	471,716

Utility plant - net	1,267,175	1,164,504	1,185,873

Non-utility property	27,151	22,915	23,395
Less accumulated depreciation and amortization	5,118	4,741	4,855

Non-utility property - net	22,033	18,174	18,540

Total plant and property	1,289,208	1,182,678	1,204,413

Other investments	16,026	14,675	14,135

Current assets:
Cash and cash equivalents	4,064	6,978	4,706
Accounts receivable	31,808	24,761	50,262
Allowance for uncollectible accounts	(1,189)	(1,341)	(1,763)
Accrued unbilled revenue	13,958	11,723	59,109
Inventories of gas, materials and supplies	69,935	56,891	50,859
Prepayments and other current assets	22,768	27,804	32,661

Total current assets	141,344	126,816	195,834

Regulatory assets:
Income tax asset	64,475	47,975	63,449
Deferred gas costs receivable	9,130	—	—
Unrealized loss on non-trading derivatives	—	6,535	—
Unamortized costs on debt redemptions	7,450	7,906	7,803
Other	3,999	6,943	6,020

Total regulatory assets	85,054	69,359	77,272

Other assets:
Investment in life insurance	60,342	58,407	59,710
Fair value of non-trading derivatives	70,079	—	23,885
Other	12,600	13,574	10,130

Total other assets	143,021	71,981	93,725

Total assets	$1,674,653	$1,465,509	$1,585,379

Capitalization and liabilities:
Capitalization:
Common stock	$86,816	$81,854	$82,137
Premium on common stock	297,625	253,494	255,871
Earnings invested in the business	165,893	156,902	170,053
Unearned stock compensation	(994)	(776)	(729)
Accumulated other comprehensive income (loss)	(1,016)	(3,084)	(1,016)

Total common stock equity	548,324	488,390	506,316
Long-term debt	484,906	450,794	500,319

Total capitalization	1,033,230	939,184	1,006,635

Current liabilities:
Notes payable	82,700	85,200	85,200
Accounts payable	60,844	53,028	86,029
Long-term debt and redeemable preferred stock due within one year	15,000	7,678	—
Taxes accrued	8,706	8,058	8,605
Interest accrued	11,166	10,294	2,998
Other current and accrued liabilities	30,565	28,771	31,589

Total current liabilities	208,981	193,029	214,421

Regulatory liabilities:
Accrued asset removal costs	146,176	135,363	135,638
Customer advances	1,463	1,790	1,564
Deferred gas costs payable	—	11,853	5,627
Unrealized gain on non-trading derivatives	70,079	—	23,885

Total regulatory liabilities	217,718	149,006	166,714

Other liabilities:
Deferred income taxes	187,352	144,315	171,797
Deferred investment tax credits	6,501	7,415	6,945
Fair value of non-trading derivatives	—	6,535	—
Other	20,871	26,025	18,867

Total other liabilities	214,724	184,290	197,609

Commitments and Contingencies	—	—	—

Total capitalization and liabilities	$1,674,653	$1,465,509	$1,585,379

Northwest Natural Gas Company

Condensed Consolidated Statements of Cash Flows (unaudited)

(Thousands)

	Nine Months Ended Sept. 30,
	2004	2003
Operating activities:
Net income	$23,611	$24,320
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	42,031	40,060
Deferred income taxes and investment tax credits	15,111	2,174
Undistributed (earnings) losses from equity investments	(849)	(560)
Allowance for funds used during construction	(1,340)	(1,176)
Deferred gas costs - net	(14,757)	1,218
Other	149	(2,748)

Cash from operations before working capital changes	63,956	63,288
Changes in operating assets and liabilities:
Accounts receivable - net of allowance for uncollectible accounts	17,880	21,052
Accrued unbilled revenue	45,151	32,346
Inventories of gas, materials and supplies	(19,076)	1,139
Accounts payable	(25,185)	(21,408)
Accrued interest and taxes	8,443	9,476
Prepayments and other current assets	9,454	7,217
Other current and accrued liabilities	(1,024)	(1,274)

Cash provided by operating activities	99,599	111,836

Investing activities:
Acquisition and construction of utility plant assets	(112,097)	(90,049)
Investment in non-utility property	(3,756)	(2,083)
Other	(137)	(1,294)

Cash used in investing activities	(115,990)	(93,426)

Financing activities:
Common stock issued	46,128	6,146
Common stock purchased	(159)	—
Redeemable preferred stock retired	—	(750)
Long-term debt issued	—	40,000
Long-term debt retired	—	(55,000)
Change in short-term debt	(2,500)	15,398
Cash dividend payments:
Redeemable preferred stock	—	(303)
Common stock	(26,193)	(24,251)
Common stock expense	(1,527)	—

Cash provided by (used in) financing activities	15,749	(18,760)

Decrease in cash and cash equivalents	(642)	(350)
Cash and cash equivalents - beginning of period	4,706	7,328

Cash and cash equivalents - end of period	$4,064	$6,978

NORTHWEST NATURAL GAS COMPANY

Comparative Income Statement Highlights

(Consolidated - Unaudited)

(Thousands, except per share amounts)

	Three Months Ended		Increase
	9/30/04	9/30/03	(Decrease)
1. Gross Operating Revenues	$81,441	$69,481	$11,960
2. Net Income (Loss)	$(8,285)	$(6,546)	$(1,739)
a/ 3. Earnings (Loss) Applicable to Common Stock	$(8,285)	$(6,546)	$(1,739)
4. Average Shares of Common Stock Outstanding	27,373	25,777	1,596
a/ 5. Basic Earnings (Loss) Per Share of Common Stock	$(0.30)	$(0.25)	$(0.05)
a/ 6. Diluted Earnings (Loss) Per Share of Common Stock	$(0.30)	$(0.25)	$(0.05)

	Year to Date		Increase (Decrease)
	9/30/04	9/30/03
1. Gross Operating Revenues	$445,550	$393,509	$52,041
2. Net Income	$23,611	$24,320	$(709)
a/ 3. Earnings Applicable to Common Stock	$23,611	$24,026	$(415)
4. Average Shares of Common Stock Outstanding	26,868	25,692	1,176
a/ 5. Basic Earnings Per Share of Common Stock	$0.88	$0.94	$(0.06)
a/ 6. Diluted Earnings Per Share of Common Stock	$0.88	$0.93	$(0.05)

a/	After allowance for preferred and preference stock dividend requirements.

NORTHWEST NATURAL GAS COMPANY

Comparative Income Statement Highlights

(Consolidated - Unaudited)

(Thousands, except per share amounts)

	Twelve Months Ended
	9/30/04	9/30/03	Increase
1. Gross Operating Revenues	$663,297	$575,732	$87,565
2. Net Income	$45,274	$42,665	$2,609
a/ 3. Earnings Applicable to Common Stock	$45,274	$41,858	$3,416
4. Average Shares of Common Stock Outstanding	26,623	25,658	965
a/ 5. Basic Earnings Per Share of Common Stock	$1.70	$1.63	$0.07
a/ 6. Diluted Earnings Per Share of Common Stock	$1.69	$1.62	$0.07

a/	After allowance for preferred and preference stock dividend requirements.